Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 11, 2013

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports a 104% Jump in Q4 Operating Profit

PHILADELPHIA, PA, March 11, 2013 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced net income of $83 million and $237 million for the fourth quarter and year ended January 31, 2013, respectively. Earnings per diluted share were $0.56 for the quarter and $1.62 for the year.

Total Company net sales for the fourth quarter of fiscal 2013 increased to a record $857 million or 17% over the same quarter last year. Comparable retail segment net sales, which include our comparable direct-to-consumer channel, increased 11% while comparable store net sales were flat. Direct-to-consumer returns at stores are charged against store sales. Excluding these returns, comparable store net sales would have been low single-digit positive. Comparable retail segment net sales increased 37% at Free People, 11% at Urban Outfitters and 7% at Anthropologie. Direct-to-consumer net sales surged by 44% for the quarter and wholesale segment net sales rose 22%.

For the year ended January 31, 2013, total Company net sales increased to a record $2.8 billion or 13% over the prior year. Comparable retail segment net sales increased 7% while comparable store net sales decreased by 1%. Excluding the direct-to-consumer returns at stores, comparable store net sales would have been low single-digit positive. Direct-to-consumer net sales increased by 31% for the year and wholesale segment net sales increased 12%.

“I congratulate each of our brand and shared service teams for delivering an excellent fourth quarter,” said Chief Executive Officer, Richard A. Hayne. “We entered the year with a plan to invest in initiatives to drive top line growth and improve margins. We succeeded on both fronts especially in the fourth quarter. We will pursue a similar strategy in the current fiscal year as we believe we have only begun to unlock the opportunities ahead of us,” finished Mr. Hayne.

Net sales by brand and channel for the three and twelve month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2013	2012	2013	2012
Net sales by brand
Urban Outfitters	$415,483	$356,769	$1,324,381	$1,155,293
Anthropologie	334,792	299,198	1,118,609	1,044,525
Free People	97,736	69,864	320,683	250,412
Other	8,821	4,817	31,252	23,571

Total Company	$856,832	$730,648	$2,794,925	$2,473,801

Net sales by channel
Retail Stores	$577,558	$532,043	$1,982,944	$1,835,831
Direct-to-consumer	240,541	166,935	663,340	504,963

Retail Segment	818,099	698,978	2,646,284	2,340,794

Wholesale Segment	38,733	31,670	148,641	133,007

Total Company	$856,832	$730,648	$2,794,925	$2,473,801

For the three months ended January 31, 2013, the gross profit rate improved by 650 basis points versus the prior year’s comparable period. The increase in gross profit rate was primarily due to a reduction in merchandise markdowns across all brands. The Company also improved initial merchandise margins and store occupancy leverage, partially offset by deleverage in delivery expense primarily related to the increased penetration of the direct-to-consumer channel. For the year ended January 31, 2013, the gross profit rate improved by 212 basis points versus the prior year’s comparable period. The increase in the rate was primarily due to a reduction in merchandise markdowns.

As of January 31, 2013, total inventories increased by $32 million, or 13%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores and to support the significant growth in the direct-to-consumer channel. Comparable retail segment inventories increased 6% and comparable store inventories decreased by 3% as of January 31, 2013.

For the three months ended January 31, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 7 basis points compared to the prior year period. The leveraging of direct store controllable and shared services expenses was driven by the positive retail segment comparable sales. This leverage was partially offset by higher equity compensation expense as a result of an equity compensation expense reversal in the prior year comparable period due to the departure of an executive officer. For the year ended January 31, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 24 basis points. This increase was primarily due to the deleveraging of direct store controllable expenses driven by the negative comparable store net sales.

The Company’s annual effective tax rate for fiscal 2013 increased to 36.8% as compared to 35.9% for fiscal 2012. The increase in the fiscal 2013 effective tax rate is partially due to certain nonrecurring state and foreign tax adjustments.

During the year ended January 31, 2013, the Company opened a total of 49 new stores including: 18 Urban Outfitters stores, 15 Free People stores, 14 Anthropologie stores, 1 BHLDN store and 1 Terrain garden center, and closed 2 Anthropologie stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 215 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 180 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 77 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of January 31, 2013.

Management’s fourth quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss fourth quarter and year end results and will be webcast at 5:00 pm. EST at:

http://edge.media-server.com/m/p/ct7ov775/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2013	2012	2013	2012

Net sales	$856,832	$730,648	$2,794,925	$2,473,801
Cost of sales, including certain buying, distribution and occupancy costs	543,136	510,668	1,763,394	1,613,265

Gross profit	313,696	219,980	1,031,531	860,536
Selling, general and administrative expenses	181,774	155,448	657,246	575,811

Income from operations	131,922	64,532	374,285	284,725
Other income, net	716	(212)	1,287	4,106

Income before income taxes	132,638	64,320	375,572	288,831
Income tax expense	50,090	25,065	138,258	103,580

Net income	$82,548	$39,255	$237,314	$185,251

Net income per common share:
Basic	$0.57	$0.27	$1.63	$1.20
Diluted	$0.56	$0.27	$1.62	$1.19

Weighted average common shares and common share equivalents outstanding:
Basic	145,936,131	144,268,135	145,253,691	154,025,589
Diluted	148,372,602	145,617,909	146,663,731	156,191,289

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	63.4%	69.9%	63.1%	65.2%

Gross profit	36.6%	30.1%	36.9%	34.8%
Selling, general and administrative expenses	21.2%	21.3%	23.5%	23.3%

Income from operations	15.4%	8.8%	13.4%	11.5%
Other income, net	0.1%	0.0%	0.0%	0.2%

Income before income taxes	15.5%	8.8%	13.4%	11.7%
Income tax expense	5.9%	3.4%	4.9%	4.2%

Net income	9.6%	5.4%	8.5%	7.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2013	January 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$245,327	$145,273
Marketable securities	228,486	89,854
Accounts receivable, net of allowance for doubtful accounts of $1,681 and $1,614, respectively	39,519	36,673
Inventories	282,411	250,073
Prepaid expenses, deferred taxes and other current assets	76,541	75,119

Total current assets	872,284	596,992

Property and equipment, net	733,416	684,979
Marketable securities	149,585	126,913
Deferred income taxes and other assets	44,619	74,824

Total Assets	$1,799,904	$1,483,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,059	$95,754
Accrued expenses, accrued compensation and other current liabilities	155,035	137,712

Total current liabilities	254,094	233,466

Deferred rent and other liabilities	191,222	183,974

Total Liabilities	445,316	417,440

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 146,015,767 an 144,633,007 issued and outstanding respectively	15	15
Additional paid-in-capital	48,276	—
Retained earnings	1,315,079	1,077,765
Accumulated other comprehensive loss	(8,782)	(11,512)

Total Shareholders’ Equity	1,354,588	1,066,268

Total Liabilities and Shareholders’ Equity	$1,799,904	$1,483,708